Exhibit 99.1
Brightpoint Announces Realignment of European Operations Resulting in a Reduction of 275 to 325 Positions
PLAINFIELD, IN, June 30, 2008—Brightpoint, Inc. (“Brightpoint” or the “Company”) (NasdaqGS: CELL) today announced a plan to realign its European operations, which will, among other things, result in a substantial staff reduction of 275 to 325 positions, as part of its continuing effort to streamline its global organization and reduce expenses. The Company also announced a reorganization of its global executive team to help drive further synergies and enhance operational performance.
Realignment of European Operations
As part of the natural progression of the Dangaard integration process, Brightpoint is realigning its European operations in an effort to streamline its business processes and optimize its business model. Brightpoint believes that these efforts, and the resultant cost reductions and operational efficiencies, will help produce additional synergies for the Company. This realignment will result in the elimination of approximately 50 to 75 positions at Brightpoint’s current European division headquarters in Denmark by the end of 2008. These eliminated positions will consist primarily of staff and administrative positions within the information technology, human resources, legal, finance and commercial/sales and marketing areas. The European business will be supported by Brightpoint’s existing management and corporate staff.
In addition to the foregoing changes currently in process within its European division headquarters, Brightpoint will implement a plan to eliminate 225 to 250 positions from its European division’s operating entities by the end of 2008.
The foregoing headcount reductions will be coupled with other significant cost reduction initiatives in Brightpoint’s European operating entities. The Company expects the combined initiatives, when implemented, to result in approximately $25 million to $30 million in annualized spending reductions.
The Company expects to incur material charges for severance, lease termination and other restructuring costs as a result of the foregoing reorganization initiatives. The Company anticipates having these charges and restructuring costs quantified on or before July 31, 2008. The Company currently expects that the majority of the charges and restructuring costs will impact purchase accounting relating to the Dangaard transaction and will not materially affect current period earnings.
Brightpoint is implementing other cost reduction initiatives in its Americas and Asia Pacific divisions as well as within its corporate and global information technology organizations. The Company has simultaneously begun the evaluation and design phases of a European shared service facility and warehouse consolidation and automation projects. The Company expects that these global opportunities will contribute significant additional cost synergies as they are implemented over the next 6 to 24 months.

Wireless Handset Industry Update and Outlook
With respect to the overall global wireless industry, the Company currently believes that the second quarter global wireless unit sell-in will be relatively flat to slightly up sequentially, as compared to its previous estimate of a 3% to 5% sequential increase. In its current view, the second quarter sell-in number will be in the range of 295 million to 300 million wireless units. The Company also currently believes that, for the full year 2008, global unit sell-in will be in the range of 1.25 billion to 1.30 billion units versus its previous estimate of 1.25 billion to 1.35 billion units.
Reorganization of Global Executive Team
Europe, Middle East and Africa: as part of Brightpoint’s global executive team reorganization, Steen F. Pedersen will transition from his role as Brightpoint’s President of Europe. He will leave the Company on November 19, 2008. Mr. Pedersen was a founder of Dangaard Telecom and was instrumental in its growth as the leader in the distribution of wireless devices throughout Europe. He will continue to be involved in certain projects for up to one year after he leaves Brightpoint to assist the Company in maximizing the benefits of the reorganization.
Michael Koehn Milland, who is currently serving as the Company’s Co-Chief Operating Officer and President, International Operations, will instead assume the role of, and have his title changed to, President, Europe, Middle East and Africa. The President of Europe position, previously held by Mr. Pedersen, will be eliminated. Additionally, Mr. Milland will be responsible for global business development with the objective of increasing Brightpoint’s market share worldwide.
“I have mixed emotions about this transition” stated Steen Pedersen, “as I spent so many years with Dangaard, but I know that this is the proper decision for me and for the future growth of Brightpoint. Brightpoint Europe will now be in the capable hands of my colleague Michael Koehn Milland.”
Americas (North American and Latin America): Mark Howell, who is currently serving as Brightpoint’s Co-Chief Operating Officer and President, Americas, will instead assume the role of, and have his title changed to, President, Americas. Additionally, he will oversee all global logistics operations to drive and transfer Brightpoint’s customized logistics capabilities across all of its divisions.
Asia Pacific (India, Singapore, Australia and New Zealand): In connection with the combining of Brightpoint’s Middle East and Africa operations with those of its European operations, Bruce Thomlinson’s title will change from President, Asia Pacific, Middle East and Africa to President, Asia Pacific.
Each of these three regional Presidents, Messrs. Milland, Howell and Thomlinson, will report directly to Brightpoint’s Chairman of the Board and Chief Executive Officer,

Robert J. Laikin. The roles and responsibilities of the other members of Brightpoint’s Corporate Executive team will remain unchanged.
Brightpoint remains committed to enhancing long term shareholder value and operational excellence. The Company expects to achieve long-term synergies and enhance its operational performance with the changes outlined above and believes that they will contribute significantly towards Brightpoint’s commitment to its shareholders and customers and the achievement of its financial targets.
Brightpoint remains well positioned in the global wireless supply chain to take advantage of the many growth opportunities being offered within the global wireless device industry.
About Brightpoint, Inc.
Brightpoint, Inc. (NASDAQGS: CELL) is a global leader in the distribution of wireless devices and in providing customized logistic services to the wireless industry. In 2007, Brightpoint handled approximately 83 million wireless devices globally. Brightpoint’s innovative services include distribution, channel development, fulfillment, product customization, e-Business solutions, and other outsourced services that integrate seamlessly with its customers. Brightpoint’s effective and efficient platform allows its customers to benefit from quickly deployed, flexible, and cost effective solutions. The company has approximately 3,300 employees in more than 25 countries. In 2007 Brightpoint generated revenue of $4.3 billion and net income of $47.4 million. Brightpoint provides distribution and customized services to over 25,000 B2B customers worldwide. Additional information about Brightpoint can be found on its website at www.brightpoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).
Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint, including, but not limited to, statements regarding potential spending reductions resulting from the elimination and proposed elimination of positions and the streamlining of operations. These statements are only predictions and actual events or results may differ materially. Please refer to the documents Brightpoint files, from time to time, with the Securities and Exchange Commission; including, Brightpoint’s most recent Form 10-K and Form 10-Q and Exhibit 99.1, thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release.
Contact:
Brightpoint, Inc.
Anurag Gupta
317-707-2355
Anurag.gupta@brightpoint.com